Exhibit 99.1

Bowne & Co., Inc. 55 Water Street New York, NY 10041 (212) 924-5500 Fax: (212) 658-5871
NEWS RELEASE

Investor Relations Contact:	Media Contact:
Bryan Berndt	Pamela Blum
Treasurer	Director of Corporate Communications
212-658-5817	212-658-5884
bryan.berndt@bowne.com	pamela.blum@bowne.com
Bowne & Co., Inc. Announces Shareholder Approval of Proposed Merger
NEW YORK, May 26, 2010 —Bowne & Co., Inc. (NYSE: BNE) announced today that a majority of Bowne’s shareholders voted to approve the merger agreement providing for the merger of Bowne with Snoopy Acquisition, Inc., an affiliate of R.R. Donnelley & Sons Company. The number of votes cast for approval of the merger agreement represented approximately 73.9% of the aggregate voting power of the Company’s common stock outstanding and entitled to vote.
The parties continue to expect that the merger will be completed during the second half of 2010. The closing of the merger is subject to the satisfaction or waiver of specified closing conditions, including, without limitation, the obtaining of FTC approval under the HSR Act.
About Bowne
Bowne provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,700 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
Use of Forward-Looking Statements
This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, unanticipated issues associated with obtaining approvals to complete the transaction or other unexpected issues that could impact the closing of the deal. Readers are strongly encouraged to read the full cautionary statements contained in each of RR Donnelley’s and Bowne’s filings with the SEC. Both RR Donnelley and Bowne disclaim any obligation to update or revise any forward-looking statements.
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